Filed Pursuant to Rule 433
                                                     Registration No. 333-136666
                                                               February 22, 2008

[BEAR STEARNS LOGO]
                             15 YEAR NON INVERSION NOTE NON-CALLABLE IN YEAR ONE

Bear, Stearns & Co. Inc
383 Madison Avenue
New York, NY 10179                         Principal Protected at Maturity

TELEPHONE:  212 272 5215
FACSIMILE:  212 272 9758



Preliminary Terms as of February 22, 2008
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Preliminary Terms of Note
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Issuer:                         The Bear Stearns Companies Inc.

Program Rating:                 A2/A

Issue Amount:                   [                        ]

Trade Date:                     [February 25, 2008]

Issue Date:                     [March 6, 2008]

Final Maturity Date:            [March 6, 2023 (15 years)]

Issue Price:                    [The Dealer may offer to sell the Notes to
                                purchasers at individually negotiated prices, which may vary among different purchases of the Notes]

Redemption Price:               [100%]

Coupon:                         [9.50% x n/N per annum, subject to Accrual
                                Provision]

Minimum Coupon:                 0.00%

Accrual Provision:              The Accrual Provision is fulfilled for each day
                                that the CMS Spread is greater than or equal to the Range Minimum. On any day that the CMS
                                Spread is not greater than or equal to the Range
                                Minimum, then the Accrual Provision is not fulfilled for that day and interest accrues at the Minimum Coupon rate. On any day that is not a U.S. Government Securities Business Day, the
                                Accrual Provision for the immediately preceding
                                U.S. Government Securities Business Day shall apply. The

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

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[BEAR STEARNS LOGO]                                            Preliminary Terms

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                                CMS Spread observed for the period after the
                                Rate Cut Off Date through to the end of such Coupon Period shall be deemed to be the CMS Spread as observed on the Rate Cut Off Date for that Coupon Period.

                                 Where:

                                n = number of days in the Coupon Period for
                                    which the Accrual Provision is fulfilled

                                N = actual number of days in the Coupon Period

Rate Cut Off Date:              Two (2) US Government Securities Business Days
                                prior to the Coupon Payment Date for the relevant Coupon Period.

CMS Spread:                     [30 Year CMS - 2 Year CMS]

Range Minimum:                  [0.00%]

30 Year CMS:                    The rate for U.S. Dollar swaps with a maturity
                                of thirty (30) years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1
                                Page as of 11:00a.m., New York City time, on the day that is two (2) U.S. Government Securities
                                Business Days preceding that Reset Date.

2 Year CMS:                     The rate for U.S. Dollar swaps with a maturity
                                of two (2) years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1
                                Page as of 11:00a.m., New York City time, on the day that is two (2) U.S. Government Securities
                                Business Days preceding that Reset Date.

Coupon Payment Dates:           [Quarterly on the 6th calendar day of each
                                March, June, September and December, starting on
                                June 6, 2008, subject to Early Redemption, in accordance with the Business Day Convention.]

Coupon Period End Dates:        [Quarterly on the 6th calendar day of each
                                March, June, September and December, starting on
                                June 6, 2008, subject to Early Redemption, in accordance with the Business Day Convention.]

Coupon Period:                  Each period from, and including, one Coupon
                                Period End Date to, but excluding, the next following Coupon Period End Date, except that the initial Coupon Period will commence on, and include, the Issue Date.

Early Redemption:               [The Issuer shall have the right to call the
                                Notes in whole but not in part at 100% of the Issue Amount on each Coupon Payment Date starting on March 6, 2009 by providing ten (10)
                                Business Days prior written notice.]

Day Count Fraction:             [30/360 unadjusted]


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[BEAR STEARNS LOGO]                                            Preliminary Terms

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Business Days:                  [New York]

Business Day Convention:        [Modified Following]

US Government Securities
 Business Day:                  Any day that US Government Securities are traded
                                in the dealer market in New York City.

Form:                           [SEC Registered Medium Term Note]

Clearing:                       DTC

Minimum Denominations:          [USD 1,000]

Payment and Delivery:           Delivery of the Note in full on the Issue Date
                                to Bear Stearns through DTC, against payment.

Governing Law:                  New York

Calculation Agent:              Bear, Stearns & Co. Inc. ("Bear Stearns")

Selling Dealer:                 Oppenheimer & Co. Inc. ("Oppenheimer")

Risk Factors:                   Coupon Risk. For each day during the Coupon
                                Period that the CMS Spread is less than the Range Minimum, the Issuer will not pay any interest on the Notes. It is possible that the CMS Spread will be less than the Range Minimum for so many days during any Coupon Period that the interest payment for that Coupon Period will be zero or less than the amount that would have been paid on an ordinary debt security. To the extent that the CMS Spread remains below the Range Minimum, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you choose to sell your Notes at that time.

                                Early Redemption Risk. The Issuer may, at its option, redeem the Notes in whole, but not in part, on each Coupon Payment Date, commencing on or after March 6, 2009 with not less than 10 Business Days prior written notice, at a price equal to 100% of the initial principal amount of the Notes. If the Issuer elects to redeem the Notes, you will also receive the interest payable on such Coupon Payment Date. No further interest payments will be made after the Issuer redeems the Notes. If the Notes are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed.

                                Credit and Principal. The Notes are an unsecured senior unsubordinated obligation of the Issuer. The Notes are principal


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[BEAR STEARNS LOGO]                                            Preliminary Terms

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                                protected only at maturity and, if called by the
                                Issuer, on the relevant Call Date.

                                Liquidity Risk. Neither Bear Stearns, nor
                                Oppenheimer nor the Issuer makes any
                                representation as to the existence of a
                                secondary market for the Notes. The market value can be expected to fluctuate significantly and investors should be prepared to assume the market risks associated with these Notes. However, under ordinary market conditions, Bear Stearns will offer to repurchase part or all of the Notes outstanding, although there can be no assurance at which price such a bid would be made. The price given, if any, may be affected by many factors including, but not limited to: the remaining term of the Notes, the general level of interest rates, prevailing market prices, implied volatility and the cost to the Issuer of unwinding any related hedging activity or any funding arrangement.

No Investment Advice:           In creating this term sheet Bear Stearns is not
                                providing you with investment advice or a personal recommendation. In the event Bear
                                Stearns is deemed to have provided you with investment advice, you acknowledge and agree that Bear Stearns has only done so to the extent that you have provided Bear Stearns with your investment objectives with respect to the Notes and only such investment objectives have been taken into account when assessing the suitability of the Notes for your purposes.










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